PRESS RELEASE

FOR IMMEDIATE RELEASE	Media Contact: Stephanie A. Arnold
October 27, 2008	(302) 571-5259 sarnold@wsfsbank.com

WSFS BANK ACQUIRES DELAWARE BRANCH NETWORK

FROM SUN NATIONAL BANK

ACQUISITION AND CONVERSION COMPLETE

WILMINGTON, Del.— WSFS Bank, a subsidiary of WSFS Financial Corporation (NASDAQ/GS: WSFS), announced today that it has completed the acquisition of the six full-service Delaware branches of Sun National Bank, the primary subsidiary of Vineland, NJ-based Sun Bancorp, Inc. (NASDAQ: SNBC). In addition, between close of business on Friday, October 24 and the reopening of branches on Monday, October 27, WSFS converted the six Sun National branches and more than 9,600 customer deposit accounts totaling approximately $96 million to WSFS Bank.

“WSFS is thrilled to welcome our new customers and Associates to the WSFS Bank family,” said Mark A. Turner, President and CEO of WSFS Bank. “We are fortunate that our financial strength during these times has allowed us to grow our franchise and add new customers.”

As previously announced, two Sun National locations in Newark, Delaware and 4th Street in Wilmington, Delaware have been consolidated into nearby WSFS banking office locations.

A Customer Appreciation Day will occur across the entire WSFS branch network on Friday, October 31, 2008. Plus, a special celebration to welcome the four new banking offices is scheduled during normal banking hours on Friday as well. Everyone is invited for food, fun and prizes at our new locations, as well as at the WSFS College Square and Union Street branches.

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WSFS Acquisition/Conversion Complete-Page 2

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.3 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 35 retail banking offices located in Delaware and Pennsylvania, as well as three loan production offices in Dover, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and 1st Reverse Financial Services, LLC. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

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